Exhibit 99.1

Company Release – 10/24/2025

GBank Financial Holdings Inc. Announces Updated Release Date For Third Quarter 2025 Financial Results

LAS VEGAS, NV, October 24, 2025 – GBank Financial Holdings Inc. (the "Company") (Nasdaq: GBFH), the parent company for GBank (the "Bank"), today announced it has updated the date for the release its third quarter 2025 financial results from after the market closes on Monday, October 27, 2025 to after the market closes on Tuesday, October 28, 2025. The timing of the quarterly earnings call remains unchanged on Wednesday, October 29, 2025, at 10:00 a.m., PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may join online, via the ZOOM app on their smartphones, or by telephone:

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ZOOM Webinar ID 873 1389 3095
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Passcode: 468468

Joining by ZOOM Webinar:

Log in on your computer at

https://us02web.zoom.us/j/87313893095?pwd=YmbAmd09zQhXfDQHNSTFXM79DU8Vma.1 or use the ZOOM app on your smartphone.

Joining by Telephone

Dial (408) 638-0968. The conference ID is 873 1389 3095. Passcode: 468468.

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full-service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.